Exhibit (h)(6)

                               REALTY FUNDS, INC.

                     OPERATING EXPENSES LIMITATION AGREEMENT

         THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective as of the 6th day of September, 2007, by and between Realty Funds, Inc., a Maryland corporation (the "Company"), on behalf of each of the funds listed on Appendix A (each a "Fund," and collectively, the "Funds") and XShares Advisors LLC (the "Advisor").

                                   WITNESSETH:

         WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Company and the Advisor dated as of the 6th day of September, 2007 (the "Investment Advisory Agreement"); and

         WHEREAS, Advisor desires to limit each Fund's Operating Expenses (as that term is defined in paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Company (on behalf of each Fund) desires to allow the Advisor to implement those limits;

         NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

         1. LIMIT ON OPERATING EXPENSES. The Advisor hereby agrees to limit each Fund's current Operating Expenses to an annual rate, expressed as a percentage of each Fund's respective average annual net assets to the amounts listed in Appendix A (the "Annual Limits"). In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within a reasonable time after being notified that an excess expense payment is due.

         2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of each Fund, including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, acquired fund fees and expenses, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

         3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this


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Agreement made in the prior three fiscal years, to the extent that such reimbursement would not exceed the Fund's Annual Limit, if applicable, for such fiscal year.

         4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect, until December 31, 2008, and thereafter indefinitely, unless sooner terminated as provided in Paragraph 5 of this Agreement.

         5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Company (the "Board"), on behalf of each Fund, upon sixty (60) days' written notice to the Advisor. The Advisor agrees and intends that this commitment will renew automatically on the first day of each January for a 12 month term unless the Advisor provides the Board of Directors with notice of termination of this commitment prior to the expiration of its then current term. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination.

         6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

         8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulation promulgated thereunder.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.


REALTY FUNDS, INC.                         XSHARES ADVISORS LLC
on behalf of
each of the Funds listed on Appendix A

By:  /s/ Anthony F. Dudzinski              By:  /s/ James McCluskey
     ------------------------                   -------------------
Name: Anthony F. Dudzinski                 Name:  James McCluskey
Title: President                                  Title: Chief Financial Officer


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                                                                 Exhibit (h)(6)

                                   APPENDIX A


Fund                                                  Operating Expense Limit
----                                                  -----------------------

Adelante Shares RE Growth(TM) Exchange-Traded Fund                    0.58%
Adelante Shares RE Value(TM) Exchange-Traded Fund                     0.58%
Adelante Shares RE Classics(TM) Exchange-Traded Fund                  0.58%
Adelante Shares RE Kings(TM) Exchange-Traded Fund                     0.58%
Adelante Shares RE Yield Plus(TM) Exchange-Traded Fund                0.58%
Adelante Shares RE Shelter(TM) Exchange-Traded Fund                   0.58%
Adelante Shares RE Composite(TM) Exchange-Traded Fund                 0.58%